NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Partners GP, LLC 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard ¤ Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Partners Declares Cash Distribution and Announces Schedule for Fourth Quarter and Year-End 2013 Earnings Release and Conference Call

DALLAS, TEXAS, February 13, 2014 - Alon USA Partners, LP (NYSE: ALDW) ("Alon Partners") today announced that the Board of Directors of Alon USA Partners GP, LLC, the general partner of Alon Partners, declared a distribution of $0.18 per unit payable in cash on March 3, 2014 to common unitholders of record at the close of business on February 24, 2014. Cash available for distribution for the three months ended December 31, 2013 totaled $11.4 million.
Alon Partners also announced plans to release its fourth quarter and year-end 2013 financial results on Tuesday, March 4, 2014 after the market closes. In conjunction with the release, Alon Partners has scheduled a conference call, which will be broadcast live over the Internet on Friday, March 7, 2014 at 10:00 a.m. Eastern time (9:00 a.m. Central time).

What:	Alon USA Partners, LP Fourth Quarter 2013 Earnings Conference Call
When:	Friday, March 7, 2014 - 10:00 a.m. Eastern time
Where:
Live via phone by dialing 877-941-8609 or 480-629-9645, for international callers, and asking for the Alon USA Partners, LP call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon Partners' website, http://www.alonpartners.com.

A telephonic replay of the conference call will be available through March 21, 2014, and may be accessed by calling 800-406-7325 or 303-590-3030, for international callers, and using the passcode 4668424#. The archived webcast will also be available at www.alonpartners.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Alon Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Alon Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Alon Partners, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (“Alon Energy”) (NYSE: ALJ). Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with total throughput capacity of approximately 70,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

- Tables to follow -

The preliminary financial results for the three months ended December 31, 2013 presented below, and utilized for the determination of cash available for distribution, are forward-looking statements based on preliminary estimates. These results reflect the best judgment of our management but involve a number of risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates and from past results or performance. Such preliminary results are subject to finalization of our financial closing process for the three months ended December 31, 2013. Consequently, there can be no assurances that the preliminary estimates set forth below will be the actual financial results for the three months ended December 31, 2013, and any variation between the estimates and our actual results set forth below may be material.

ALON USA PARTNERS, LP
CASH AVAILABLE FOR DISTRIBUTION
(unaudited)
(dollars in thousands, except per unit data)
Three Months Ended December 31, 2013

Net sales	$878,524
Operating costs and expenses:
Cost of sales	811,096
Direct operating expenses	26,923
Selling, general and administrative expenses	5,412
Depreciation and amortization	11,047
Total operating costs and expenses	854,478
Operating income	24,046
Interest expense	(9,985)
Other income, net	5
Income before state income tax expense	14,066
State income tax expense	570
Net income	$13,496
Adjustments to reconcile net income to Adjusted EBITDA:
Interest expense	9,985
State income tax expense	570
Depreciation and amortization	11,047
Adjusted EBITDA	$35,098
Adjustments to reconcile Adjusted EBITDA to cash available for distribution before special expenses:
less: Maintenance/growth capital expenditures	6,756
less: Turnaround and catalyst replacement capital expenditures	1,212
less: Major turnaround reserve	1,150
less: Principal payments	625
less: State income tax expense	570
less: Interest paid in cash	9,269
Cash available for distribution before special expenses	15,516
less: Special turnaround reserve	4,104
Cash available for distribution	$11,412

Common units outstanding (in 000's)	62,502

Cash available for distribution per unit	$0.18

Non-GAAP Financial Measure
Adjusted EBITDA represents earnings before state income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from Adjusted EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.